Exhibit 99

Investor Contact:	Neal Kanda	Media Contact:	Ann Takiguchi
	VP & Chief Financial Officer		PR/Communications Officer
	(808) 544-0622		(808) 544-0685
	neal.kanda@centralpacificbank.com		ann.takiguchi@centralpacificbank.com

NEWS RELEASE

CENTRAL PACIFIC FINANCIAL CORP. REPORTS THIRD QUARTER EARNINGS

HONOLULU, October 23, 2003 - Central Pacific Financial Corp. (NYSE: CPF), parent company of Central Pacific Bank, today reported third quarter net income of $8.3 million, up 4.9% compared to the third quarter of 2002.  Third quarter 2003 diluted earnings per share increased 6.3% to $0.51 from $0.48 for the third quarter of 2002.  Strong loan and deposit growth contributed to the quarter’s results.

Third Quarter Highlights

•       Net income increased 4.9% to $8.3 million from $7.9 million in the third quarter of 2002.

•       Diluted earnings per share (EPS) grew 6.3% to $0.51 compared to $0.48 in the third quarter of 2002.

•       Return on average equity (ROE) was 17.89% and return on average assets (ROA) was 1.58%.

•       Loans increased by $89.6 million during the quarter, or 6.7% from June 30, 2003.

•       Nonperforming assets decreased by 58.8% to $1.8 million from $4.5 million at September 30, 2002.

•       Cash dividends increased by 60% to $0.16 per share from $0.10 in the third quarter of 2002.

“The Company continued to perform well in a challenging interest rate environment.  The recent increase in market interest rates from their June lows and strengthening loan demand is expected to increase revenues going forward,” said Clint Arnoldus, Chairman, President and Chief Executive Officer.  “Additionally, during the quarter, we continued to add resources in our sales management, retail investment sales and business banking areas.  We believe these initiatives will also help accelerate top line revenue growth and build our earnings momentum,” said Arnoldus.

Third Quarter Results of Operations

Third quarter revenues (net interest income before provision plus other operating income) grew 4% to $27.2 million, compared to $26.3 million in the third quarter of 2002.  Net interest income before provision for loan losses was $23.3 million, little changed from the third quarter of 2002.  Net interest margin for the third quarter of 2003 was 4.89%, up from 4.79% in the prior quarter and down from 5.24% in the third quarter of 2002.  Declining market interest rates and accelerated asset repricing have resulted in lower margins from a year ago, while a nonrecurring benefit of $1.3 million from a loan prepayment penalty resulted in the sequential quarter increase.

Provision for loan losses in the third quarter of 2003 was $500,000, a 67% increase from the $300,000 reported in the same period last year.  The higher provision for loan losses was result of strong loan growth and the higher level of net charge-offs experienced during the quarter.

Other operating income for the third quarter of 2003, excluding securities gains and losses, was $3.8 million, a 15% increase over the $3.3 million reported in the third quarter of last year.  The increase was primarily driven by increases in trust income and gains on sale of residential mortgage loans.

Salaries and employee benefits totaled $7.6 million, a 3% increase from the $7.4 million reported in the third quarter of 2002.  Other operating expenses, excluding salaries and benefits, totaled $6.7 million, a decrease of 4% from the $6.9 million reported in the third quarter of last year.  The third quarter of 2003 included $617,000 in expenses associated

Central Pacific Financial Corp. Reports Third Quarter Earnings

October 23, 2003

with the Company’s proposal to acquire CB Bancshares, Inc., while the year ago period included $976,000 in interest expense on a state tax assessment under appeal.

The effective tax rate increased slightly to 33.55% in the third quarter of 2003 from 32.37% in the same period last year.

Asset Quality

Asset quality remains sound, as total nonperforming assets declined 59% to $1.8 million or 0.09% of total assets, compared to $4.5 million or 0.23% of total assets a year ago.  Loans delinquent for 90 days or more was $722,000 or 0.03% of total assets at September 30, 2003.

Net loan charge-offs totaled $1.1 million in the third quarter of 2003, compared to $37,000 in the year ago period.  Year-to-date net loan charge-offs of $92,000 improved from the $333,000 recorded during the first nine months of 2002.  The allowance for loan losses declined to 1.73% of total loans compared to 1.94% a year ago.

Balance Sheet Analysis

Total assets grew to $2.13 billion at September 30, 2003, an 8% increase over the $1.98 billion reported a year ago.  Investment securities increased to $537.1 million,  up 2% from $527.1 million reported last year.  Total loans grew 11% to $1.43 billion, compared to $1.29 billion a year ago.

Total deposits grew to $1.73 billion, an increase of 8% over the $1.61 billion reported at September 30, 2002.  Non-interest bearing deposits increased by 21% to $331.5 million, compared to $274.5 million a year ago.

Shareholders’ equity increased 12% to $187.5 million, or $11.69 book value per share at September 30, 2003, compared to $167.1 million or $10.49 book value per share a year ago.

Earnings Outlook

“In the fourth quarter, we expect continued loan growth and a slight improvement in the net interest margin from the third quarter’s normalized level.  As a result, management expects diluted earnings per share for the year of $2.05 - $2.07,” said Neal Kanda, Vice President and Chief Financial Officer.

Merger Update

The Company remains committed to its proposal to acquire CB Bancshares, Inc. (Nasdaq: CBBI) for $22.27 in cash and 1.6005 shares of CPF stock for each outstanding share of CBBI stock.  CPF is proceeding with its efforts to secure all necessary regulatory approvals.  Additionally, the Company raised $40 million in capital on October 10, 2003 to support the proposed merger and for general corporate purposes.  “We continue to believe this transaction is good for all constituencies – the shareholders, customers and employees of both banks and the state of Hawaii,” said Arnoldus.

Teleconference and Webcast Information

The Company will conduct a conference call to review its quarterly results today at 4:00 p.m. Eastern Time (10:00 a.m. Hawaii Time).  The audio webcast can be accessed through the Investor Relations page of the Company’s website at www.centralpacificbank.com.

About Central Pacific Financial Corp./Central Pacific Bank

Central Pacific Financial Corp. is a Hawaii-based bank holding company whose common stock is traded on The New York Stock Exchange under the symbol “CPF.”  Central Pacific Bank, its wholly owned subsidiary, is Hawaii’s third largest commercial bank with 24 branches statewide, including five supermarket branches and more than 70 ATMs.  For additional information, please visit our web site at http://www.centralpacificbank.com.

FORWARD LOOKING INFORMATION

This document contains forward-looking statements.  Such statements include, but are not limited to, (i) statements about the benefits of a merger between Central Pacific Financial Corp. (“CPF”) and CB Bancshares, Inc. (“CBBI”), including future financial and operating results, costs savings and accretion to reported and cash earnings that may be realized from such merger; (ii) statements with respect to CPF’s plans, objectives, expectations and intentions and other statements that are not historical facts; and (iii) other statements identified by words such as “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans”, “targets”, “projects” and other similar expressions.  These statements are based upon the current beliefs and expectations of CPF’s management and are subject to significant risks and uncertainties.  Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:  (1) the business of CPF and CBBI may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; (2) expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected time frame; (3) revenues following the merger may be lower than expected; (4) deposit attrition, operating costs, customer loss and business disruption, including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers, may be greater than expected following the merger; (5) the regulatory approvals required for the merger may not be obtained on the proposed terms; (6) the failure of CPF’s and CBBI’s shareholders to approve the merger; (7) competitive pressures among depository and other financial institutions may increase significantly and may have an effect on pricing, spending, third-party relationships and revenues; (8) the strength of the United States economy in general and the strength of the Hawaii economy may be different than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit, including the resultant effect on the combined company’s loan portfolio and allowance for loan losses; (9) changes in the U.S. legal and regulatory framework; and (10) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) and the impact of such conditions on the combined company’s activities.

Additional factors that could cause CPF results to differ materially from those described in the forward-looking statements can be found in CPF’s reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission (“SEC”) and available at the SEC’s Internet web site (www.sec.gov). All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to CPF or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.  CPF does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statement is made.

With respect to financial projections for CBBI contained in this document, neither CBBI nor any analyst has published any information for 2003, 2004 or 2005.  In addition, CPF has not been given the opportunity to do any due diligence on CBBI other than reviewing its publicly available information.  Therefore, management of CPF has created its own financial model for CBBI based on CBBI’s historical performance and CPF’s assumptions regarding the reasonable future performance of CBBI on a stand-alone basis.  These assumptions may or may not prove to be correct.  The assumptions are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of CBBI.  There is no assurance that these projections will be realized and actual results are likely to differ significantly from such projections.

CPF has filed with the SEC an amended registration statement on Form S-4 to register the shares of CPF common stock to be issued in a proposed exchange offer.  The registration statement is not final and will be further amended.  Subject to future developments, CPF may file proxy statements for solicitation of proxies from CBBI or CPF shareholders, in connection with special meetings of such shareholders at a date or dates subsequent hereto and may file a tender offer statement.  Investors and security holders are urged to read the registration statement and proxy statements and any other relevant documents (when available), including the tender offer statement if filed, filed with the SEC, as well as any amendments or supplements to those documents, because they contain and will contain important information.  Investors and security holders may obtain a free copy of documents filed with the SEC at the SEC’s Internet web site at (www.sec.gov).  Such documents may also be obtained free of charge from CPF by directing such request to: Central Pacific Financial Corp., 220 South King Street, Honolulu, Hawaii 96813, Attention: David Morimoto, (808) 544-0627.

CPF, its directors and executive officers and certain other persons may be deemed to be “participants” if CPF solicits proxies from CBBI and CPF shareholders.  A detailed list of the names, affiliations and interests of the participants in any such solicitation is contained in CPF’s definitive proxy revocation statement as filed on May 22, 2003.  Information about the directors and executive officers of CPF and their ownership of and interests in CPF stock is set forth in the proxy statement for CPF’s 2003 Annual Meeting of Shareholders.

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CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,	September 30,	Annual Change
(in thousands, except per share data)	2003	2002	2002	$	%

ASSETS
Cash and due from banks	$63,155	$62,273	$55,065	$8,090	14.7%
Interest-bearing deposits in other banks	3,371	39,358	17,446	(14,075)	-80.7%
Federal funds sold	—	—	—	—	N.A.
Investment securities:
Held to maturity, at cost (fair value of $44,559 at September 30, 2003, $58,491 at December 31, 2002, and $62,130 at September 30, 2002)	42,883	56,320	59,664	(16,781)	-28.1%
Available for sale, at fair value	494,261	484,604	467,463	26,798	5.7%
Total investment securities	537,144	540,924	527,127	10,017	1.9%

Loans held for sale	8,179	6,420	6,014	2,165	36.0%
Loans	1,425,858	1,289,892	1,287,707	138,151	10.7%
Less allowance for loan losses	24,805	24,197	25,131	(326)	-1.3%
Net loans	1,401,053	1,265,695	1,262,576	138,477	11.0%

Premises and equipment	56,244	57,725	58,544	(2,300)	-3.9%
Accrued interest receivable	8,482	9,254	9,180	(698)	-7.6%
Investment in unconsolidated subsidiaries	1,820	3,150	2,062	(242)	-11.7%
Due from customers on acceptances	—	34	111	(111)	-100.0%
Other real estate	—	1,903	1,287	(1,287)	-100.0%
Other assets	52,318	41,427	40,330	11,988	29.7%
Total assets	$2,131,766	$2,028,163	$1,979,742	$152,024	7.7%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing deposits	$331,485	305,351	$274,489	$56,996	20.8%
Interest-bearing deposits	1,399,436	1,335,750	1,332,425	67,011	5.0%
Total deposits	1,730,921	1,641,101	1,606,914	124,007	7.7%

Short-term borrowings	8,716	29,008	3,438	5,278	153.5%
Long-tem debt	164,563	147,155	157,514	7,049	4.5%
Bank acceptances outstanding	—	34	111	(111)	-100.0%
Minority interest	10,062	10,064	10,064	(2)	0.0%
Other liabilities	30,028	27,358	34,568	(4,540)	-13.1%
Total liabilities	1,944,290	1,854,720	1,812,609	131,681	7.3%

Shareholders’ equity:
Preferred stock, no par value, authorized 1,000,000 shares, none issued	—	—	—	—	N.A.
Common stock, no par value; authorized 50,000,000 shares; issued and outstanding 16,042,618 shares at September 30, 2003, 15,973,458 shares at December 31, 2002, and 15,934,658 shares at September 30, 2002	9,392	8,707	8,284	1,108	13.4%
Surplus	45,848	45,848	45,848	—	0.0%
Retained earnings	136,109	118,958	110,542	25,567	23.1%
Deferred stock awards	(54)	(99)	(28)	(26)	92.9%
Accumulated other comprehensive income	(3,819)	29	2,487	(6,306)	-253.6%
Total shareholders’ equity	187,476	173,443	167,133	20,343	12.2%

Total liabilities and shareholders’ equity	$2,131,766	$2,028,163	$1,979,742	$152,024	7.7%

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
(In thousands, except per share data)	2003	2002	$	%	2003	2002	$	%

Interest income:
Interest and fees on loans	$22,905	$23,784	$(879)	-3.7%	$67,458	$70,408	$(2,950)	-4.2%
Interest and dividends on investment
securities:
Taxable interest	3,728	5,089	(1,361)	-26.7%	12,160	15,120	(2,960)	-19.6%
Tax-exempt interest	1,012	813	199	24.5%	2,829	2,254	575	25.5%
Dividends	253	329	(76)	-23.1%	764	825	(61)	-7.4%
Interest on deposits in other banks	8	160	(152)	-95.0%	73	440	(367)	-83.4%
Interest on Federal funds sold and securities purchased under agreements to resell	3	26	(23)	-88.5%	30	129	(99)	-76.7%

Total interest income	27,909	30,201	(2,292)	-7.6%	83,314	89,176	(5,862)	-6.6%

Interest expense:
Interest on deposits	3,258	5,757	(2,499)	-43.4%	11,296	18,158	(6,862)	-37.8%
Interest on short-term borrowings	20	49	(29)	-59.2%	34	178	(144)	-80.9%
Interest on long-term debt	1,325	1,252	73	5.8%	3,981	4,552	(571)	-12.5%

Total interest expense	4,603	7,058	(2,455)	-34.8%	15,311	22,888	(7,577)	-33.1%

Net interest income	23,306	23,143	163	0.7%	68,003	66,288	1,715	2.6%
Provision for loan losses	500	300	200	66.7%	700	900	(200)	-22.2%
Net interest income after provision for loan losses	22,806	22,843	(37)	-0.2%	67,303	65,388	1,915	2.9%

Other operating income:
Income from fiduciary activities	448	350	98	28.0%	1,290	964	326	33.8%
Service charges on deposit accounts	1,097	1,064	33	3.1%	3,229	3,211	18	0.6%
Other service charges and fees	1,275	1,248	27	2.2%	3,878	3,559	319	9.0%
Fees on foreign exchange	152	120	32	26.7%	415	375	40	10.7%
Investment securities gains (losses)	164	(163)	327	n/m	168	477	(309)	-64.8%
Other	790	496	294	59.3%	2,278	1,822	456	25.0%

Total other operating income	3,926	3,115	811	26.0%	11,258	10,408	850	8.2%

Other operating expense:
Salaries and employee benefits	7,613	7,367	246	3.3%	21,893	22,700	(807)	-3.6%
Net occupancy	1,100	936	164	17.5%	3,165	2,784	381	13.7%
Equipment	561	750	(189)	-25.2%	1,857	2,119	(262)	-12.4%
Other	4,993	5,229	(236)	-4.5%	14,107	12,920	1,187	9.2%

Total other operating expense	14,267	14,282	(15)	-0.1%	41,022	40,523	499	1.2%

Income before income taxes	12,465	11,676	789	6.8%	37,539	35,273	2,266	6.4%
Income taxes	4,182	3,780	402	10.6%	12,696	12,163	533	4.4%

Net income	$8,283	$7,896	387	4.9%	$24,843	$23,110	1,733	7.5%

Per share data:
Basic earnings per share	$0.52	$0.49	0.03	6.1%	1.55	$1.45	$0.10	6.9%
Diluted earnings per share	0.51	0.48	0.03	6.3%	1.52	1.42	0.10	7.0%
Cash dividends declared	0.16	0.10	0.06	60.0%	0.48	0.29	0.19	65.5%

Basic weighted average shares outstanding (000’s)	16,034	15,969	65	0.4%	16,016	15,923	93	0.6%
Diluted weighted average shares outstanding (000’s)	16,381	16,314	71	0.4%	16,397	16,275	123	0.8%

CENTRAL PACIFIC FINANCIAL CORP. AND SUBSIDIARIES

FINANCIAL HIGHLIGHTS

(Unaudited)

	Three Months Ended September 30,		%	Nine Months Ended September 30,		%
(in thousands, except per share data)	2003	2002	Change	2003	2002	Change

SELECTED AVERAGE BALANCES
Total assets	$2,095,669	$1,943,599	7.8%	$2,043,594	$1,895,269	7.8%
Interest-earning assets	1,949,876	1,798,644	8.4%	1,897,745	1,755,790	8.1%
Loans, net of unearned interest	1,378,706	1,289,099	7.0%	1,353,119	1,282,132	5.5%
Other real estate	—	966	-100.0%	630	626	0.6%
Deposits	1,711,465	1,562,954	9.5%	1,666,362	1,514,910	10.0%
Interest-bearing liabilities	1,568,882	1,486,200	5.6%	1,535,323	1,460,042	5.2%
Stockholders’ equity	185,230	165,851	11.7%	182,878	158,615	15.3%

PERFORMANCE RATIOS

Return on average assets **	1.58%	1.63%		1.62%	1.63%
Return on average stockholders’ equity **	17.89%	19.04%		18.11%	19.43%
Efficiency ratio	52.71%	54.06%		51.87%	53.17%
Net interest margin **	4.89%	5.24%		4.88%	5.13%
Dividend payout ratio	30.77%	20.41%		30.97%	20.00%

	September 30,		%
	2003	2002	Change

NONPERFORMING ASSETS
Nonperforming (nonaccrual) loans	$1,843	$3,183	-42.1%
Other real estate	-	1,287	-100.0%
Total nonperforming assets	1,843	4,470	-58.8%
Loans delinquent for 90 days or more	722	496	45.6%
Restructured loans (still accruing interest)	—	—	—
Total nonperforming assets, loans delinquent for 90 days or more and restructured loans	$2,565	$4,966	-48.3%

	Three Months Ended September 30,			Nine Months Ended September 30,
	2003	2002		2003	2002
Net loan charge-offs to average loans **	0.32%	0.01%		0.01%	0.03%
Loan charge-offs	$1,246	$87	1332.2%	$1,690	$488	246.3%
Recoveries	126	50	152.0%	1,598	155	931.0%
Net loan charge-offs (recoveries)	$1,120	$37	2927.0%	$92	$333	-72.4%

	September 30,
	2003	2002

SELECTED FINANCIAL DATA & BALANCE SHEET RATIOS
Book value per share	$11.69	$10.49
Market value per share	$24.50	$23.09

Total stockholders’ equity to assets	8.79%	8.44%
Nonperforming assets to total assets	0.09%	0.23%
Nonperforming assets to total loans & other real estate	0.13%	0.35%
Nonperforming assets and loans delinquent for 90 days or more to total loans & other real estate	0.18%	0.38%
Nonperforming assets, loans delinquent for 90 days or more and restructured loans to total loans & other real estate	0.18%	0.38%
Nonperforming loans to total loans	0.13%	0.25%
Allowance for loan losses to total loans	1.73%	1.94%
Allowance for loan losses to nonperforming loans	1345.90%	789.54%

**Annualized